[LOGO FOR COLUMBIA LABORATORIES, INC APPEARS HERE]

354 Eisenhower Parkway

Plaza I, Second Floor

Livingston, NJ

TEL: (973) 994-3999

FAX: (973) 994-3001

EXHIBIT (99)

NEWS

Investor Relations:	The Trout Group: Ritu Baral, (212) 477-9007, ext 25

Company Contacts:	Columbia Laboratories, Inc.

David Weinberg, Chief Financial Officer

(973) 994-3999

Columbia Laboratories Raises $26.3 Million Through Sale Of Common Stock

LIVINGSTON, N.J., July 24 /PRNewswire-FirstCall/ — Columbia Laboratories (Amex:COB) announced today that it has raised $26.3 million in gross proceeds to the Company, through the sale of 2,244,783 shares of its Common Stock at $11.70 per share to a group of institutional investors.

“We are pleased to receive this support and vote of confidence in the Company from this group of both new and current investors,” stated Columbia Laboratories CEO, President and Chairman, Fred Wilkinson. “This fund raising will strengthen our balance sheet as we implement our focused strategies behind expanding our current sales force, launching Striant™ and progressing our R&D programs.”

The registration statement relating to the Common Stock has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Columbia Laboratories

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women’s health

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care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia will soon introduce into the market Striant™ (testosterone buccal system) for treatment of hypogonadism in men. The Company is also developing a buccal delivery system for peptides. Columbia’s products primarily utilize the company’s patented Bioadhesive Delivery System (BDS) technology. For more information, please visit www.columbialabs.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the successful launch and marketing of Striant™, the impact of competitive products and pricing; success in obtaining acceptance and approval of new products by FDA and international regulatory agencies; competitive economic and regulatory factors in the pharmaceutical and healthcare industry, and general economic conditions, and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statements.

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